Exhibit 99.1

AMERICAN LITHIUM MINERALS CLOSES $500,000 PRIVATE PLACEMENT

HENDERSON, NV--(Marketwire - 04/08/11) - American Lithium Minerals Inc. (OTC.BB:AMLM - News) (www.AmericanLithium.com) (American Lithium) announced today that it has agreed to a private placement investment in the amount of up to $500,000. The investment comes in the form of a secured promissory note that is convertible into 1,851,851 common shares and bears interest at a rate of 4% annually. The investor also received a one year warrant to purchase up to 1,851,851 additional common shares at $0.27 per share. For complete details, please see our securities filings.

Stated Mr. Hugh Aird, CEO of American Lithium: "We plan to use the proceeds from this private placement to expedite the development of our existing properties and to continue with our acquisition strategy of potential world class lithium projects."

About American Lithium

American Lithium is a U.S.-based mineral exploration company focused on the development of lithium and boron resources in Nevada. The company's key objective is to develop world-class lithium projects that will capitalize on surging demand for lithium-ion batteries, particularly for hybrid and electric vehicles. Lithium is a high-priority and strategic mineral for the United States. The country's green energy legislation and long-term energy policies depend on developing a vibrant, domestic lithium-ion battery manufacturing sector. The Borate Hills Project is the Company's current primary focus; however, it is also active in grassroots exploration for lithium deposits in the Great Basin of the United States with ten other highly prospective projects in Nevada and Utah.

About Lithium

Lithium is used for batteries, specialty glass, lubricants, pharmaceuticals and lithium alloys. Lithium ion (Li-ion) batteries have become the rechargeable battery of choice in cell phones, computers, hybrid-electric cars and electric cars, with the worldwide market for lithium batteries estimated at over $4 billion per year. Demand for lithium carbonate is expected to increase four-fold over the next decade as demand for Li-ion battery-powered hybrid-electric and electric cars rises. GM, Ford, Toyota, Chrysler, Mitsubishi, Nissan, Tesla and Mercedes-Benz have all announced plans to build Li-ion battery-powered cars and the demand for such vehicles is expected to increase five-fold by 2012. There is currently only one producer of lithium carbonate in the United States, Chemetall's Clayton Valley operation in Nevada. The Great Basin of the United States represents excellent potential for the discovery of new lithium brine deposits and American Lithium is well positioned for detection with its projects.

Forward-Looking Statements

This press release contains forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include the speculative nature of mineral exploration and mining, difficulties associated with obtaining financing on acceptable terms or at all, fluctuations in the price of lithium and boron, competition and scarcity of mineral lands for claim staking, delays and costs associated with regulatory compliance, our limited operating history, and our lack of historical revenues or profits. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there is no assurance that such beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consult all of the information set forth in this press release and should also refer to the risk factors disclosed in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

For Additional Information, Contact:
Stephen Cook
Vice President/Investor Relations
Tel: 877-717-2656
E-mail: info@americanlithium.com